Exhibit 10.12

NASH-FINCH COMPANY
1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

(2003 REVISION)

First Declaration of Amendment

Pursuant to the retained power of amendment contained in Section 6.1 of the instrument entitled “Nash Finch Company 1997 Non-Employee Director Stock Compensation Plan (2003 Revision),” the undersigned hereby amends such instrument in the manner described below.

1.                                       Section 3.3(c)(iii) is amended effective May 21, 2004 to read as follows:

“(iii)                         In conjunction with each deferral election made pursuant to Section 3.3(b), a Qualified Director must elect, in accordance with and subject to Plan Rules, how the deferral is to be allocated (in increments of one percent) among his or her Cash Account and Share Account.  Such an election is irrevocable after the latest date by which the deferral election to which it relates must be received by the Administrator to be effective.”

2.                                       2.                                       Section 3.4(a) is amended with respect to credits made to Cash Accounts under the Plan after June 30, 2004 and all existing Cash Account balances as of July 1, 2004 (including the Cash Account of a Participant who terminated service as a director prior to July 1, 2004) attributable to credits made to Cash Accounts before July 1, 2004, to read as follows:

“3.4                         Investment Credits.

(a)                                  Cash Account.

(i)                                     Designation of Valuation Funds.  The Administrator will designate two or more valuation funds that will serve as the basis for determining investment credits pursuant to this section.  The Administrator may, from time to time, designate additional valuation funds or eliminate any previously designated valuation funds.  The designation or elimination of a valuation fund pursuant to this subsection is not a Plan amendment.  The Administrator will not be responsible in any manner to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any designation or elimination of a valuation fund.

(ii)                                  Participant Direction.  A Participant must direct the manner in which amounts credited to his or her Cash Account pursuant to Section 3.3 will be allocated among and deemed to be invested in the valuation funds designated pursuant to subsection (i).  Such allocation and investment directions shall be submitted in writing on a prescribed form (or in such other manner as the Plan Rules may authorize from time to time) to the Administrator or to such agent as may be designated from time to time for this purpose, and may be made separately for existing Cash Account balances and for future amounts to be credited to a Cash Account.  Each such direction must be expressed in whole percentage increments for each selected valuation fund and such direction will remain in effect until the Participant subsequently submits a properly completed new direction form to the Administrator or the Administrator’s designated agent.  Amounts will be deemed to be invested in accordance with the Participant’s direction on or as soon as administratively practicable after the amounts are credited to the Participant’s Cash Account.  To the extent a Participant fails to direct the manner in which amounts credited to his or her Cash Account will be deemed to be invested, such amounts will deemed to be invested in a default valuation fund specified in Plan Rules.

(iii)                               Change in Direction for Future Credits.  A Participant may direct a change in the manner in which future credits to his or her Cash Account pursuant to Section 3.3 will be allocated among and deemed to be invested in the valuation funds designated pursuant to subsection (i).  The changed allocation and investment direction will be effective for deferrals credited to the Participant’s Cash Account pursuant to Section 3.3 at least 30 days (or such shorter period as Plan Rules may allow) after the date on which the Administrator or Administrator’s designated agent receives the direction from the Participant.

(iv)                              Change in Direction for Existing Account Balance.  A Participant may direct a change in the manner in which his or her existing Cash Account balances are allocated among and deemed to be invested in the valuation funds designated pursuant to subsection (i).  The changed allocation and investment direction will be effective as soon as administratively practicable after the date on which the Administrator or Administrator’s designated agent receives the direction from the Participant.

(v)                                 Account Adjustment.  As of the close of business on each day on which trading occurs on the NASDAQ Stock Market, the Administrator will cause Participants’ Cash Accounts to be separately adjusted, in a manner determined by the Administrator to be uniform and equitable, to reflect the investment credits (comprised of the income, expense, gains, losses, fees and the like (other than taxes)) that would have resulted since the last adjustment had the Participant’s investment directions pursuant to this section actually been implemented.  For purposes of this subsection, an amount will be deemed to have been invested in accordance with a Participant’s direction by the fifth business day after (1) the date on which the amount is credited to the Participant’s Cash Account in the case of a direction pursuant to subsection (ii) or subsection (iii) or (2) the effective date of a direction pursuant to subsection (iv).  To the extent determined by the Administrator to be necessary in conjunction with any distribution pursuant to the Plan, the Administrator will cause the Cash Account from which the distribution is to be made to be adjusted to reflect a good faith estimate by the Administrator of any fees and other expenditures payable after the date of the distribution in connection with deemed investment activity in the Cash Account through and including the date of the distribution.  Any such estimate is binding on the Company and the person to whom the distribution is made.

(vi)                              Obligations and Responsibilities of Administrator.  The sole obligation of the Administrator with respect to the designation or elimination of any valuation fund designated pursuant to subsection (i) is to act in accordance with the express terms of subsection (i).  By way of example and without limiting the previous sentence, the Administrator is not required, and no course of conduct will cause it to be required, to investigate or monitor any designated fund to any extent or for any purpose or to take or refrain from taking any action with respect to a fund because of any aspect of the performance of the fund.  The designation of a limited number of valuation funds is solely for administrative convenience and in no way reflects any endorsement of any such funds by the Administrator.

(vii)                           Deemed Investment.  Trust assets are not required to be invested in accordance with a Participant’s directions and the balance of all Cash Accounts pursuant to the Plan will be determined pursuant to this section and other applicable sections of the Plan without regard to the actual amount of Trust assets.  The Company shall be under no obligation to purchase any valuation fund used to determine investment credits.  The valuation funds are used solely for purposes of record-keeping to calculate the amount of investment credits on Participant Cash Accounts and such Cash Accounts are not actually being invested in the valuation funds.

(viii)                        Participant Responsibilities.  Each Participant is solely responsible for any and all consequences of his or her investment directions made pursuant to this section.  Neither the Company, any of its directors, officers or employees, the Company’s Board nor the Administrator has any responsibility to any Participant or other person for any damages, losses, liabilities, costs or expenses of any kind arising in connection with any investment direction made by a Participant pursuant to this section.”

3.                                       Subsection (i) of Section 4.1(c) is amended effective July 1, 2004 (with respect to each Participant as of that date including any Participant who terminated service as a director prior to July 1, 2004 who is entitled to receive a distribution under the Plan after July 1, 2004) to read as follows:

“(i)                               Cash Account.

(A)                              Lump Sum.  The amount of a lump sum payment from a Participant’s Cash Account will be equal to the balance of the Cash Account calculated as of the a preceding, and as close as administratively feasible to, the date of the distribution.

(B)                                Installments.  The amount of each annual installment payment from a Participant’s Cash Account will be determined by dividing the balance of the Cash Account, calculated as of a date preceding, and as close as administratively feasible to, the date of the installment payment, by the total number of remaining payments (including the current payment).  Any installment payment to a Participant shall be deemed to have been made proportionally from each of the valuation funds into which amounts credited to the Participant’s Cash Account are deemed invested, based on the ratio of the amount deemed invested in each such valuation fund to the Participant’s total Cash Account balance as of the date the amount of the installment payment is determined. The undistributed portion of a Cash Account distributed in the form of installment payments will continue to be credited with earnings in accordance with Section 3.4(a).”

4.                                       Subsection 4.1(d)(i) is amended, effective July 1, 2004, to read as follows:

“(i)                               Withdrawals Due to Unforeseeable Emergency.  A distribution  will be made to a Participant from his or her Share or Cash Account if the Participant submits a written distribution request to the Administrator and the Administrator determines that the Participant has experienced an Unforeseeable Emergency.  The amount of the distribution may not exceed the lesser of (a) the amount necessary to satisfy the emergency, as determined by the

Administrator, or (b) the balance of the Participant’s Account as of the date the Administrator makes the determination specified in clause (a).  Payments made on account of an Unforeseeable Emergency will not be made to the extent that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of the Participant’s assets (to the extent that such liquidation would not itself cause severe financial hardship) or by cessation of deferrals under Section 3.3.  Any distribution pursuant to this Section 4.1(d)(i) will be made in the form of a lump sum payment (in cash from the Cash Account and in Shares from the Share Account) as soon as administratively practicable after the Administrator’s determination that the Participant has experienced an Unforeseeable Emergency and will be made first from the Participant’s Cash Account and then from the Participant’s Share Account, with the amount distributed from the Share Account determined based upon the Market Price as of the date the Administrator makes the determination specified in clause (a).  Any amount distributed to a Participant from his or her Cash Account pursuant to this subsection 4.1(d)(i) shall be deemed to have been made proportionally from each of the valuation funds into which amounts credited to his or her Cash Account are deemed invested, based on the ratio of the amount deemed invested in each such valuation fund to the Participant’s total Cash Account balance as of the date the Administrator makes the determination specified in clause (a).”

5.                                       Section 4.1(d)(iii) is amended, effective May 21, 2004, to read as follows:

“(iii)                         Accelerated Distribution.  A Participant may, at any time, elect an immediate distribution of his or her Account in an amount equal to 90 percent of the balance of the Account calculated as of the close of business on the date the Administrator receives a written application for such distribution from the Participant on a form furnished by the Administrator, in which case the remaining balance of the Account will be forfeited.  The distribution will be made in the form of a lump sum payment as soon as administratively practicable after the Administrator’s receipt of the written application from the Participant.  Any distribution from a Participant’s Cash Account will be made in cash only.  Any distribution from a Participant’s Share Account will be made in full Shares only and cash in lieu of any fractional Share.”

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 21st day of May, 2004.

NASH FINCH COMPANY

Attest:	/s/ John A. Haveman	By:	/s/ Kathleen E. McDermott
	Assistant Secretary		Senior Vice President